                                                                    Exhibit 99.1

                              DEPOSITARY AGREEMENT


         THIS DEPOSITARY AGREEMENT, dated as of ____________, 1997, (this "Agreement"), is by and between THE THAXTON GROUP, INC., a South Carolina corporation ("Thaxton"), and FIRST UNION NATIONAL BANK, a national banking association with its main office in Charlotte, North Carolina ("First Union").

                                   BACKGROUND

         A. Thaxton has granted subscription rights ("Rights") to the holders of its common stock, $.01 par value (the "Common Stock"), which entitle the holders to purchase up to 400,000 shares of Thaxton's Series A Cumulative Convertible Preferred Stock, $.01 par value (the "Preferred Stock"), by tendering one share of Common Stock and $10.00 in cash for two shares of the Preferred Stock (the "Rights Offering"). One Right was granted for and has attached to each outstanding share of Common Stock.

         B. The Company has filed a Registration Statement on Form S-4 (the "Registration Statement") with the United States Securities and Exchange Commission (the "Commission") to register the shares of Preferred Stock to be issued in the Rights Offering. A copy of the Registration Statement, as amended, including a prospectus dated September __, 1997 (the "Prospectus"), is attached hereto as Exhibit A.

         C. Holders of Rights who wish to participate in the Rights Offering ("Participants") will be required to submit a transmittal letter in the form attached hereto as Exhibit B (the "Transmittal Letter") to First Union, accompanied by the appropriate number of shares of Common Stock and payment of the cash component of the purchase price for the number of shares of Preferred Stock they desire to purchase.

         D. First Union has agreed to accept all cash payments submitted by Participants and to hold and disburse such funds in accordance with the terms of this Agreement. First Union also has agreed to accept and process all certificates representing shares of Common Stock tendered in the Rights Offering, to issue certificates representing shares of Common Stock not used by Participants in exercising the Rights, and to issue certificates representing the shares of Preferred Stock purchased upon exercise of the Rights.

                             STATEMENT OF AGREEMENT

                  NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

         1. Definitions. The following terms shall have the following meanings when used herein:

                  "Cash Investment" shall mean a dollar amount equal to one-half of the number of shares of Preferred Stock to be purchased by any Participant multiplied by $10.00.

                  "Cash Investment Instrument" shall mean a check, money order or similar instrument, made payable to "First Union National Bank, Agent for The Thaxton Group, Inc." submitted in full payment of any Participant's Cash Investment.

                  "Closing Notice" shall mean any writing delivered by Thaxton to First Union notifying First Union of the effective time of the closing of the Rights Offering.

                  "Commission" shall have the meaning set forth in the section of this Agreement titled "Background."

                  "Escrow Funds" shall mean the total Cash Investments deposited with First Union.

                  "Rights Offering" shall have the meaning set forth in the section of this Agreement titled "Background."

                  "Participant" shall have the meaning set forth in the section of this Agreement titled "Background."

                  "Preferred Stock" shall have the meaning set forth in the section of this Agreement titled "Background."

                  "Pro Rata Basis," with respect to the allocation among Participants of shares of Preferred Stock in the event Rights are validly exercised to purchase more than 400,000 shares the Preferred Stock, shall mean the proportion that the number of shares of Preferred Stock subscribed for by each Participant bears to the total number of shares of Preferred Stock subscribed for by all Participants.

                  "Prospectus" shall have the meaning set forth in the section of this Agreement titled "Background."

                  "Registration Statement" shall have the meaning set forth in the section of this Agreement titled "Background."

                  "Subscription Accounting" shall mean an accounting of all subscriptions for shares of Preferred Stock received and accepted by Thaxton as of the date of such accounting, indicating for each subscription (i) the Participant's name, social security number and address; (ii) the number of shares allocated to such Participant; (iii) the date of receipt by First Union of (A) the Cash Investment Instrument and (B) the shares of Common Stock tendered by such Participant; (iv) notations of any failure to deliver shares of Common Stock or nonpayment of the Cash Investment Instrument submitted with such subscription; (v) any withdrawal of such



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


subscription by the Participant; and (vi) any rejection of such subscription by Thaxton, or other termination, for whatever reason, of such subscription.

         "Transmittal Letter" shall have the meaning set forth in the section of this Agreement titled "Background."

         2. Appointment of and Acceptance by First Union. Thaxton hereby appoints First Union to serve as the depositary for the Rights Offering, pursuant to which First Union shall serve as (i) escrow agent hereunder with respect to Cash Investments submitted by Participants and (ii) exchange agent for the purpose of receipt and examination of certificates representing the shares of Common Stock tendered with any Transmittal Letter, the issuance of shares of Preferred Stock issuable upon exercise of the Rights, and the reissuance of shares of Common Stock not used by Participants to exercise the Rights.

         3.       Deposits of Escrow Funds.

                  a. Upon receipt by First Union of any Cash Investment Instrument, First Union shall deposit the Cash Investment Instrument into the following escrow account:

                           First Union National Bank
                           Charlotte, North Carolina
                           ABA # _________
                           Attn:    Corporate Trust Department
                           For:     The Thaxton Group, Inc. Escrow Account
                           Notify:  _____________(704) __________

                  Each such deposit shall be accompanied by a Transmittal Letter. All funds so deposited shall remain the property of the Participants according to their respective interests and shall not be subject to any lien or charge by First Union or by judgment or creditors' claims against Thaxton until Thaxton shall become entitled to receive such funds in accordance with Section 4.a hereof.

                  b. Thaxton understands and agrees that all Cash Investment Instruments received by First Union hereunder are subject to collection requirements of presentment and final payment, and that the funds represented thereby cannot be drawn upon or disbursed until such time as final payment has been made and is no longer subject to dishonor. Upon receipt, First Union shall process each Cash Investment Instrument for collection, and the proceeds thereof shall be held as part of the Escrow Funds until disbursed in accordance with Section 4 hereof. If, upon presentment for payment, any Cash Investment Instrument is dishonored, First Union's sole obligation shall be to notify Thaxton of such dishonor and to return such Cash Investment Instrument to Thaxton to take whatever action it deems necessary. Notwithstanding the foregoing, if for any reason any Cash Investment Instrument is uncollectible after payment of the funds represented thereby has been made by First Union, Thaxton shall immediately reimburse First Union upon receipt from First Union of written notice thereof.

         4.       Disbursement of Escrow Funds

                  a. Completion of the Rights Offering. Subject to the provisions of Section 10 hereof, First Union shall pay to Thaxton the liquidated value of the Escrow Funds, by certified or bank check or by wire transfer, no later than five (5) business days following receipt of the following documents:

                  (1)      A Closing Notice;

                  (2)      Subscription Accounting; and

                  (3) Such other certificates, notices or other documents as First Union shall reasonably require.

                  Notwithstanding the foregoing, First Union shall not be obligated to disburse the Escrow Funds to Thaxton if First Union has grounds to believe that any of the certifications set forth herein or in the documents described above are incorrect or incomplete.

                  After the disbursement of Escrow Funds to Thaxton pursuant to this Section 4.a, this Agreement shall terminate. In the event First Union receives any additional funds with respect to shares of Preferred Stock after such termination, First Union shall pay such additional funds to Thaxton by certified or bank check or wire transfer, no later than five (5) business days after receipt.

                  b. Rejection of Any Transmittal Letter or Termination of the Rights Offering. No later than five (5) business days after receipt by First Union of written notice (i) from Thaxton that Thaxton intends to reject a Participant's Transmittal Letter, (ii) from Thaxton that there will be no closing of the sale of shares of Preferred Stock to Participants, or (iii) from the Commission or any other federal or state regulatory authority that a stop order has been issued with respect to the Registration Statement and has remained in effect for at least twenty (20) days, First Union shall pay to the applicable Participant(s), by certified or bank check and by first class mail, the amount of the Cash Investment paid by each Participant, and shall return or reissue a certificate representing the shares of Common Stock submitted by the applicable Participant(s) in order to participate in the Rights Offering.

                  c. Expiration of the Rights Offering Period. Notwithstanding anything to the contrary contained herein, if First Union shall not have received a Closing Notice on or before __________, 1997, First Union shall, on the next business day after such date and without further instruction or direction from Thaxton, return to each Participant, by certified or bank check and by first class mail, the Cash Investment made by such Participant.

         5. Suspension of Performance or Disbursement of Escrow Funds Into Court. If, at any time, there shall exist any dispute between Thaxton, First Union, any Participant or any other person with respect to the holding or disposition of any portion of the Escrow Funds, issuance or delivery of certificates representing shares of Common Stock or Preferred Stock, or any other obligation of First Union hereunder, or if at any time First Union is unable to determine, to First Union's sole satisfaction, the proper disposition of any portion of the Escrow Funds or First Union's proper actions with respect to its obligations hereunder, or if Thaxton has not within thirty (30) days of the furnishing by First Union of a notice of resignation pursuant to Section 7 hereof, appointed a successor to act hereunder, then First Union may, in its sole discretion, take either or both or the following actions:

                  a. suspend the performance of any of its obligations under this Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of First Union or until a successor to First Union shall have been appointed (as the case may be); and/or

                  b. petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in Charlotte, North Carolina, for instructions with respect to such dispute or uncertainty, and release to such court all Escrow Funds and certificates for Common Stock tendered by Participants for holding and disposition in accordance with the instructions of such court.

         First Union shall have no liability to Thaxton, any Participant or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of funds held in the Escrow Funds or any delay in or with respect to any other action required or requested of First Union.

         6. Investment of Escrow Funds. First Union shall hold the Escrow Funds in a noninterest-bearing deposit account.

         7.       Exchange Agent Services.

                  a. Prior to or upon delivery of the Closing Notice, Thaxton shall deposit certificates with First Union representing the shares of Preferred Stock to be issued to Participants upon exercise of the Rights.

                  b. First Union shall provide exchange agent services in accordance with this Agreement, and in that regard shall:

                           (1) Receive and log certificates for shares of Common
                  Stock tendered by Participants.

                           (2) Examine the certificates for shares of Common
                  Stock tendered by Participants, Letters of Transmittal and other accompanying documents for compliance with the Letter of Transmittal instructions.

                           (3) In each case where a Letter of Transmittal or
                  other document has been improperly executed or completed or, for any other reason, is not in proper form, or some other irregularity in connection with the delivery of the certificate exists, First Union will take such action as it considers best suited to notify the Participant of such irregularity and to attempt to resolve the same. Determination of all questions as to the proper completion or execution of a Letter of Transmittal or as to the proper form for transfer of the certificates representing Common Stock tendered by Participants or as to any other irregularity in connection with the Rights Offering shall be made by First Union, together with officers or counsel for Thaxton, and any determination made by Thaxton shall be final and binding.

                           (4) With respect to shares of Common Stock which are
                  properly tendered, calculate the number of shares of Preferred Stock to be issued to each Participant and, as promptly as practicable subsequent to the closing of the Rights Offering, issue certificates for such shares to the Participant in accordance with any Special Payment and Delivery Instruction properly provided on the Letter of Transmittal and mail via first class mail.

                           (5) In the event Rights are validly exercised to
                  purchase more than 400,000 shares of Preferred Stock, perform the calculations necessary to (i) allocate the shares of Preferred Stock on a Pro Rata Basis, (ii) calculate the portion of Cash Investment that is to be refunded to each Participant; and (iii) calculate the number of tendered shares of Common Stock to be reissued to each Participant.

                           (6) Prepare and mail, prior to January 31, 1998,
                  Internal Revenue Service ("IRS") Form 1099-B or substitute Form 1099-B to each Participant in accordance with IRS regulations. First Union will comply with IRS regulations with regard to due diligence in obtaining a certified Tax Identification Number ("TIN") from Participants and will deduct 31% on payments (i) to Participants who have not supplied their correct TIN and the required certification and
                  (ii) to Participants who have been instructed by the IRS to deduct such tax from their payments. First Union will forward all withheld funds to the IRS in accordance with all applicable IRS regulations.

                           (7) Prepare and file all required magnetic media
                  information returns with the IRS reflecting all payments made in connection with the Rights Offering.

                           (8) Cancel each certificate for Common Stock properly
                  tendered in the Rights Offering and reissue to Participants certificates for shares of Common Stock not used to exercise the Rights or which are not used by the application of the proration provisions of the Rights Offering if the Rights Offering is oversubscribed.

         8. Resignation and Removal of First Union. First Union may resign from the performance of its duties hereunder at any time by giving ten (10) days' prior written notice to Thaxton or may be removed, with or without cause, by Thaxton, at any time by the giving of ten (10) days' prior written notice to First Union. Such resignation or removal shall take effect upon the appointment of a successor as provided below. Upon any such notice of resignation or removal, Thaxton shall appoint a successor hereunder. Upon the acceptance in writing of any appointment by a successor, such successor shall thereupon succeed to and become vested with all the rights, powers, privileges, and duties of First Union hereunder, and First Union shall be discharged from its duties and obligations under this Agreement, but shall not be discharged from any liability for actions taken hereunder prior to such succession. After First Union's resignation or removal, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement.

         9. Liability of First Union. First Union shall have no liability or obligation with respect to the Escrow Funds except for First Union's willful misconduct or gross negligence. First Union's sole responsibility shall be for the safekeeping, investment and disbursement of the Escrow Funds in accordance with the terms of this Agreement. First Union shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. First Union may rely upon any instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein which First Union shall in good faith believe to be genuine, to have been signed or presented by the person or parties purporting to sign the same and to conform to the provisions of this Agreement. In no event shall First Union be liable for incidental, indirect, special, consequential or punitive damages. First Union shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Funds or any account in which Escrow Funds are deposited or this Agreement, or to appear in, prosecute or defend any such legal action or proceeding. Without limiting the generality of the foregoing, First Union shall not be responsible for or required to enforce any of the terms or conditions of any Transmittal Letter submitted by any Participant or any other agreement between Thaxton and/or any Participant. First Union shall not be responsible or liable in any manner for the performance by Thaxton or any Participant of their respective obligations under the Prospectus or any Transmittal Letter nor shall First Union be responsible or liable in any manner for the failure of Thaxton or any third party (including any Participant) to honor any of the provisions of this Agreement. First Union may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, and shall incur no liability and shall be fully protected from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel. Thaxton shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel.

         10. Indemnification of First Union. From and at all times after the date of this Agreement, Thaxton shall, to the fullest extent permitted by law and to the extent provided herein, indemnify and hold harmless First Union and each director, officer, employee, attorney, First Union and affiliate of First Union (collectively, the "Indemnified Parties") against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitations reasonable attorneys' fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential as a result of or arising from or in any way relating to any claim, demand, suit action or proceeding (including any inquiry or investigation) by any person, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. If any such action or claim shall be brought or asserted against any Indemnified Party, such Indemnified Party shall promptly notify Thaxton in writing, and Thaxton shall assume the defense thereof, including the employment of counsel and the payment of all expenses. Such Indemnified Party shall, in its sole discretion, have the right to employ separate counsel in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Indemnified Party unless (a) Thaxton agrees to pay such fees and expenses, or (b) Thaxton shall fail to assume the defense of such action or proceeding or shall fail, in the reasonable discretion of such Indemnified Party, to employ counsel satisfactory to the Indemnified Party in any such action or proceeding, or (c) that named parties to any such action or proceeding (including any impleaded parties) include both Indemnified Party and Thaxton, and Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to Thaxton. All such fees and expenses payable by Thaxton pursuant to the foregoing sentence shall be paid from time to time as incurred, both in advance of and after the final disposition of such action or claim. The obligations of Thaxton under this Section 9 shall survive any termination of this Agreement and the resignation or removal of First Union.

         11.      Compensation to First Union.

                  a. Fees and Expenses. Thaxton shall compensate First Union for its services hereunder in accordance with Exhibit C attached hereto and, in addition, shall reimburse First Union for all of its reasonable out-of-pocket expenses, including attorneys' fees, travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), copying charges and the like. All of the compensation and reimbursement obligations shall be payable by Thaxton upon demand by First Union. The obligations of Thaxton under this Section 10 shall survive any termination of this Agreement and the resignation or removal of First Union.

                  b. Disbursements from Escrow Funds to Pay First Union. First Union is authorized to and may disburse from time to time, to itself or to any Indemnified Party from the Escrow Funds (to the extent of Thaxton's rights thereto), the amount of any compensation and reimbursement of out-of-pocket expenses due and payable hereunder (including any amount to which First Union or any Indemnified Party is entitled to seek indemnification pursuant to Section 9 hereof.) First Union shall notify Thaxton of any disbursement from the Escrow Funds to itself or to any Indemnified Party in respect of any compensation or reimbursement hereunder and shall furnish to Thaxton copies of all related invoices and other statements.

                  c. Security and Offset. Thaxton hereby grants to First Union and the other Indemnified Parties a security interest in and lien upon the Escrow Funds (to the extent of Thaxton's rights thereto) to secure all obligations hereunder, and First Union and the Indemnified Parties shall have the right to offset the amount of any compensation or reimbursement due any of them hereunder (including any claim for indemnification pursuant to Section 9 hereof) against the Escrow Funds (to the extent of Thaxton's rights thereto). If for any reason the Escrow Funds available to First Union and the Indemnified

         Parties pursuant to such security interest or right or offset are insufficient to cover such compensation and reimbursement, Thaxton shall promptly pay such amounts to First Union and the Indemnified Parties upon receipt of an itemized invoice.

         12. Representations and Warranties; Legal Opinions. Thaxton makes the following representations and warranties to First Union:

                  a. Thaxton is a corporation duly organized, validly existing, and in good standing under the laws of the State of South Carolina, and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

                  b. This Agreement has been duly approved by all necessary action of Thaxton, has been executed by duly authorized officers of Thaxton, and constitutes a valid and binding agreement of Thaxton, enforceable in accordance with its terms.

                  c. The execution, delivery and performance by Thaxton of this Agreement will not violate, conflict with, or cause a default under the articles of incorporation or bylaws of Thaxton, any applicable law or regulation, any court order or administrative ruling or decree to which Thaxton is a party or any of its property is subject, or any agreement, contract, indenture, or other binding arrangement to which Thaxton is a party or any of its property is subject. The execution, delivery and performance of this Agreement is consistent with the terms of the Rights Offering as described in the Prospectus.

                  d. No party other than the parties hereto have and the prospective Participants have, or shall have, any lien, claim or security interest in the Escrow Funds or any part thereof. No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Funds or any part thereof.

                  e. Thaxton hereby acknowledges and agrees that the status of First Union is that of escrow and exchange agent only for the limited purposes set forth herein, and hereby represents and covenants that no representation or implication shall be made that First Union has investigated the desirability or advisability of investment in the Preferred Stock or has approved, endorsed or passed upon the merits of the investment therein and that the name of First Union has not and shall not be used in any manner in connection with the offer or sale of the Preferred Stock other than to state that First Union has agreed to serve as depositary for the limited purposes set forth herein.

                  f. All of the representations and warranties of Thaxton contained herein are true and complete as of the date hereof and will be true and complete at the time of any disbursement from the Escrow Funds.

         13. Consent to Jurisdiction and Venue. In the event that any party hereto commences a lawsuit or other proceeding relating to or arising from this Agreement, the parties hereto agree that the United States District Court for the Western District of North Carolina shall have the sole and exclusive jurisdiction over any such proceeding. If all such courts lack federal subject matter jurisdiction, the parties agree that the Superior Court Division of the General Court of Justice of Mecklenburg County, North Carolina shall have sole and exclusive jurisdiction. Any of these courts shall be proper venue for any such lawsuit or judicial proceeding and the parties hereto waive any objection to such venue. The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service or process to vest personal jurisdiction over them in any of these courts.

         14. Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been validly served, given or delivered five
(5) days after deposit in the United States mails, by certified mail with return receipt requested and postage prepaid, when delivered personally, one (1) day after delivery to any overnight courier, or when transmitted by facsimile transmission facilities, and addressed to the party to be notified as follows:

         If to Thaxton at:          The Thaxton Group, Inc.
                                     1524 Pageland Highway
                                     Lancaster, South Carolina  29721
                                     ATTENTION:  Kenneth H. James
                                     Facsimile Number:  (803)286-5770

         With a Copy to:            Barney Stewart III, Esq.
                                     Moore & Van Allen, PLLC
                                     NationsBank Corporate Center
                                     100 North Tryon Street, Floor 47
                                     Charlotte, North Carolina  28202-4003
                                     Facsimile Number:  (704)331-1159

         If to First Union at:       First Union National Bank, as First Union
                                     Corporate Trust -- Reorg. Department, 3C3
                                     1525 W.T. Harris Blvd.
                                     Charlotte, NC 28288-1153
                                     ATTENTION:  Myron O. Gray
                                     Facsimile Number:  (704) _________

or to such other address as each party may designate for itself by like notice.

         15. Amendment or Waiver. This Agreement may be changed, waived, discharged, or terminated only by a writing signed by Thaxton and First Union. No delay or omission by any party in exercising any right with respect hereto shall operate as a waiver. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

         16. Severability. To the extent any provision of this Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         17. Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of North Carolina without giving effect to the conflict of laws principles thereof.

         18. Entire Agreement. This Agreement constitutes the entire agreement between the parties.

         19. Binding Effect. All of the terms of this Agreement, as amended from time to time, shall be binding upon, inure to the benefit of and be enforceable by the respective heirs, successors and assigns of Thaxton and First Union.

         20. Execution in Counterparts. This Agreement may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement.

         21. Termination. Upon the first to occur of (i) the disbursement of all amounts in the Escrow Funds and issuance of all shares of Preferred Stock issuable upon exercise of the Rights or (ii) deposit of all Escrow Funds into court pursuant to Section 5 hereof, this Agreement shall terminate and First Union shall have no further obligation or liability whatsoever with respect to this Agreement or the Escrow Funds.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal as of the date first above written.


                                       THE THAXTON GROUP, INC.


                                       By:
                                                James D. Thaxton, President

ATTEST:


Kenneth H. James, Secretary



                                       FIRST UNION NATIONAL BANK,


                                       By:

                                       Title:

                                    Exhibit A

                             Registration Statement

                                    Exhibit B

                           Form of Transmittal Letter

                                    Exhibit C

                           Fees Payable to First Union